Exhibit (23)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 33-20108, Form S-8 No. 333-102152, Form S-8 No. 333-122951, Form S-8 No. 333-122515, Form S-8 No. 333-122514, and Form S-8 No. 333-117987) of Renasant Corporation (formerly The Peoples Holding Company) and the related Prospectus of our report dated March 1, 2006, with respect to the consolidated financial statements of Renasant Corporation, Renasant Corporation’s management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Renasant Corporation included in this Annual Report on Form 10-K of Renasant Corporation for the year ended December 31, 2005.

/s/ HORNE LLP

Jackson, Mississippi

March 9, 2006